Exhibit 99.1

FOR IMMEDIATE RELEASE:       July 28, 2011

KEY TECHNOLOGY ANNOUNCES FISCAL 2011 THIRD QUARTER RESULTS
Strong Quarterly Sales and Earnings

WALLA WALLA, WA -- Key Technology, Inc. (Nasdaq: KTEC) announced today sales and operating results for the third quarter of fiscal 2011 ended June 30, 2011.

Net sales for the three-month period ended June 30, 2011 totaled $33.8 million, compared to $31.6 million recorded in the corresponding quarter last year.  Net earnings for the third quarter of fiscal 2011 were $2.0 million, or $0.38 per diluted share, compared to net earnings of $1.3 million, or $0.25 per diluted share, in the same period a year ago.

Net sales for the nine months ended June 30, 2011 were $89.9 million, compared with $84.8 million for the comparable period in fiscal 2010.  The Company reported net earnings for the fiscal 2011 nine-month period ended June 30, 2011 of $2.6 million, or $0.48 per diluted share, compared to $2.7 million, or $0.50 per diluted share, for the same nine-month period in fiscal 2010.

David Camp, President and Chief Executive Officer, stated, “We are generally pleased with the financial results for the third quarter, which included our first sales of Veo™, our new compact sorter targeted toward new market applications.  Strong sales and operating margins both contributed to our quarterly earnings.”

Gross profit for the third quarter of fiscal 2011 was $12.2 million, compared to $10.5 million in the corresponding period last year.  As a percentage of net sales, gross profit in the third quarter of fiscal 2011 was 36.1%, compared to 33.0% in the same quarter of fiscal 2010.  For the 2011 nine-month period ended June 30, 2011, gross profit was $29.7 million, compared to $29.1 million for the same period of fiscal 2010, or 33.0% and 34.3% as a percentage of net sales, respectively.

Camp commented, “The increase in the third-quarter gross margin percentage related to our focus on the project issues encountered in the previous quarter and a favorable product mix.”

Operating expenses for the quarter ended June 30, 2011 were $9.0 million, or 26.7% of net sales, compared to $8.6 million, or 27.1% of net sales, in the same quarter last year.  Operating expenses for the nine months ended June 30, 2011 were $25.6 million, or 28.5% of net sales, compared to $25.5 million, or 30.1% of net sales, for the corresponding period of fiscal 2010.

Camp further commented, “Our operating expenses have remained relatively consistent compared to the prior year periods.  The slight increase in total operating expenses is primarily due to our continued investment in sales and marketing, and research and development, offset by a reduction in amortization costs.”

New orders received during the third quarter of fiscal 2011 were $23.8 million, compared to $29.7 million in the same period last year.  For the nine-month period of fiscal 2011, new orders received were $82.9 million, compared to $84.9 million for the same period in fiscal 2010.  The Company’s backlog at the end of the third quarter of fiscal 2011 was $28.3 million, compared to $29.9 million one year ago.

Camp concluded, “We are disappointed with our order volume in the third quarter.  Quarterly orders have remained volatile due to continuing customer concerns regarding global and domestic economic conditions.  We anticipate an increase in orders in the fourth quarter compared to the quarter just ended, with the expected finalization of some sizeable opportunities, and continued penetration of new product releases, including Veo and our horizontal motion shaker, Horizon™.”

Conference Call

The Company's conference call related to the fiscal 2011 third quarter results can be heard live via the Internet at 2:00 p.m. Pacific Time on Thursday, July 28, 2011.   To access the audio webcast, go to http://www.key.net/investors/investor-events/default.html  at least fifteen minutes prior to the call to download and install any necessary audio software.

About Key Technology

Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing, industrial and pharmaceutical markets.  The Company’s products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allows processors to improve quality, increase yield and reduce cost.  Key has manufacturing facilities in Washington, Oregon, and the Netherlands, and worldwide sales and service coverage.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  The forward-looking statements in this release address future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:
•	changes in general economic conditions may adversely affect the Company’s business and results of operations, and the business of the Company’s customers;
•	economic conditions in the food processing industry, either globally or regionally, may adversely affect the Company's revenues;
•	the loss of any of the Company’s significant customers could reduce the Company’s revenues and profitability;
•	the Company is subject to pricing pressure which may reduce the Company’s profitability;
•	the failure of the Company's independent sales representatives to perform as expected would harm the Company's net sales;
•	the Company may make acquisitions that could disrupt the Company’s operations and harm the Company’s operating results;
•	the Company's international operations subject the Company to a number of risks that could adversely affect the Company’s revenues, operating results and growth;
•	competition and advances in technology may adversely affect sales and prices;
•	the Company’s products may not compete successfully in either existing or new markets, which would adversely affect sales and operating results;
•	the Company’s expansion into new markets and integrated product offerings could increase the cost of operations and reduce gross margins and profitability;
•	our product offerings depend to a certain extent on products and components manufactured by others;
•
the Company’s inability to retain and recruit experienced management and other key personnel, or the loss of key management personnel, may adversely affect the Company’s business and prospects for growth;

•	the inability to protect the Company’s intellectual property, especially as the Company expands geographically, may adversely affect the Company’s competitive advantage;
•
intellectual property-related litigation expenses and other costs resulting from infringement claims asserted against the Company by third parties may adversely affect the Company’s results of operations and its customer relations;

•	the Company’s dependence on certain suppliers may leave the Company temporarily without adequate access to raw materials or products;
•	the limited availability and possible cost fluctuations of materials used in the Company’s products could adversely affect the Company’s gross margins;
•	compliance with changes in environmental laws, including proposed climate change laws and regulations, could adversely affect our performance;
•	compliance with recently passed health care legislation may adversely affect our business;
•
our reported results can be affected adversely by the implementation of new, or changes in the interpretation of existing, accounting principles or financial reporting requirements and is expected to require the Company to incur substantial additional expenses;

•	compliance with changing regulation of corporate governance and public disclosure will result in additional expenses and pose challenges for our management;
•	changes in the Company’s tax rates could affect profitability; and
•	the price of the Company’s common stock may fluctuate significantly, and this may make it difficult for shareholders to resell common stock when they want or at prices they find attractive.

For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Item 1A, "Risk Factors," of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2010.

Note:  News releases and other information about Key Technology, Inc. can be accessed at www.key.net.

Key Technology, Inc. and Subsidiaries
Statement of Selected Operating Information
(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2011	2010	2011	2010

Net sales	$33,800	$31,640	$89,876	$84,810
Cost of sales	21,586	21,185	60,201	55,688
Gross profit	12,214	10,455	29,675	29,122
Operating expenses:
Sales and marketing	4,972	4,450	14,017	13,052
Research and development	1,800	1,669	4,796	4,980
General and administrative	2,258	2,175	6,747	6,557
Amortization of intangibles	4	291	12	926
Total operating expenses	9,034	8,585	25,572	25,515
Gain (loss) on sale of assets	(1)	92	(20)	91
Earnings from operations	3,179	1,962	4,083	3,698
Other income (expense)	(174)	(85)	(397)	89
Earnings before income taxes	3,005	1,877	3,686	3,787
Income tax expense	969	563	1,116	1,136
Net earnings	$2,036	$1,314	$2,570	$2,651
Net earnings per share
- basic	$0.38	$0.25	$0.48	$0.50
- diluted	$0.38	$0.25	$0.48	$0.50

Shares used in per share calculation - basic	5,334	5,290	5,304	5,265
Shares used in per share calculation - diluted	5,352	5,307	5,323	5,282

Key Technology, Inc. and Subsidiaries
Selected Balance Sheet Information
(Unaudited, in thousands)

	June 30, 2011	September 30, 2010

Cash and cash equivalents	$31,829	$29,096
Trade accounts receivable, net	11,026	13,250
Inventories	23,472	21,191
Total current assets	73,380	69,520
Property, plant and equipment, net	18,573	16,821
Goodwill and other intangibles, net	2,579	2,590
Investment in Proditec	1,178	1,178
Total assets	97,509	91,267
Total current liabilities, including current portion of long-term debt	29,800	28,045
Long-term debt	5,283	5,542
Shareholders' equity	$59,883	$56,338

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CONTACT:	Key Technology, Inc., Walla Walla, Washington
David Camp, Chief Executive Officer – 509-529-2161